As filed with the Securities and Exchange Commission on December 19, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under the

Securities Act of 1933

TRINTECH GROUP PLC

(Exact name of Registrant as specified in its charter)

Republic of Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Trintech Building

Block C, Central Park,

Leopardstown

Dublin 18, Ireland

011-353-1-293-9840

(Address and telephone number of Registrant’s principal executive offices)

John M. Harte

Trintech, Inc.

15851 Dallas Parkway

Suite 855

Addison, Texas 75001

(800) 416-0075

(Name, address and telephone number of agent for service)

Copy to:

Roger A. Crabb, Esq.

Scheef & Stone, LLP

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

(214) 706-4200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount of Securities to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary $$0.0027 par value	1,015,500 (1)	$1.25 (2)	$1,269,375 (2)	$50

(1)	American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to separate Registration Statements on Form F-6 (File Nos. 333-10742 and 333-11672). Each ADS represents two Ordinary Shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per ADS price of $2.50, the average of the high and low reported sales prices of the Registrant’s ADSs on the NASDAQ National Market on December 16.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated December 19, 2008)

TRINTECH GROUP PLC

507,750 American Depositary Shares

Representing

1,015,500 Ordinary Shares

This prospectus relates to the disposition of 1,015,500 ordinary shares, represented by 507,750 of our American Depositary Shares, or ADSs, which may be disposed of from time to time by the selling shareholders named in the “Selling Shareholders” section of this prospectus, or their respective transferees, pledgees, donees or successors-in-interest. The ADSs were initially sold to the selling shareholders in a private placement transaction in connection with our acquisition of Movaris, Inc., effective February 14, 2008. Each ADS represents two of our ordinary shares and each ordinary share is represented by one-half of an ADS.

The selling shareholders may dispose of the ADSs from time to time on or after midnight, February 14, 2009, in the over-the-counter market or on one or more exchanges. The selling shareholders may dispose of the ADSs at the then prevailing market price for the ADSs or in negotiated transactions. The prices at which the selling shareholders may dispose of the ADSs will be determined by the selling shareholders or their transferees. We will not receive any proceeds from the disposition of the ADSs covered by this prospectus.

Our ADSs are listed and principally traded on the NASDAQ National Market under the symbol TTPA, where the prices are expressed in U.S. dollars. On December 16, 2008, the last reported sale price for our ADSs on the NASDAQ National Market was $1.13 per ADS. There is no public trading market for our ordinary shares.

Our principal executive offices are located at Block C, Central Park, Leopardstown, Dublin 18, Ireland, and the telephone number at that location is +353-1-293-9840.

Investment in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about risks of investing in our ADSs.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 18, 2008.

In this document, unless otherwise indicated, references to the “Company”, “Trintech” or “we” are to Trintech Group plc, its consolidated subsidiaries and predecessor entities. In addition, references to “ADSs” are to the American Depositary Shares of Trintech Group plc, each representing two ordinary shares. Unless otherwise specified, all references to “equivalent ADSs” assumes the conversion of two of the Company’s ordinary shares outstanding into one ADS based on the number of the Company’s ordinary shares outstanding as of the date indicated.

For purposes of this prospectus, all references to “fiscal 2006” shall refer to the fiscal year ending January 31, 2006, all references to “fiscal 2007” shall refer to the fiscal year ending January 31, 2007, all references to “fiscal 2008” shall refer to the fiscal year ending January 31, 2008 and all references to “fiscal 2009” shall refer to the fiscal year ending January 31, 2009.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized any person to give any different information. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of this prospectus. This prospectus does not constitute an offer to sell or solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus or, with respect to information that we incorporate by reference into this prospectus, as of the date of such document. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled which could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, the forward-looking statements contained in this prospectus may not in fact transpire or prove to be accurate.

ENFORCEMENT OF CIVIL LIABILITIES

UNDER UNITED STATES FEDERAL SECURITIES LAW

We are a public limited company incorporated under the laws of Ireland. Some of our directors and officers and experts named in this prospectus are non-residents of the United States and are located outside the United States, and a significant portion of our assets are also located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce against them in U.S. court judgments under civil liability provisions of the laws of the United States, including federal securities law. We have been advised that there is doubt as to the enforceability against such persons in Ireland, whether in original actions or in actions for the enforcement of judgments in U.S. courts, of civil liabilities based solely upon the laws of the United States, including federal securities laws.

CURRENCY OF PRESENTATION

We present our financial statements in U.S. dollars, the reporting currency, in accordance with generally accepted accounting principles in the United States. The euro (€) is the functional currency of the Company’s subsidiaries in Ireland. The U.S. dollar (US$ or $) is the functional currency of the parent company, Trintech Group plc and the Company’s subsidiaries in the United States and the Cayman Islands. The United Kingdom pound sterling (£) is the functional currency of the Company’s U.K. subsidiary. Transaction gains or losses arising on changes in the exchange rates between functional currencies and foreign currencies are included in net income (loss) for the period. The Company’s assets and liabilities are translated to U.S. dollars, the reporting currency, at the exchange rate at the balance sheet date. Revenues, costs and expenses are translated to U.S. dollars at average rates of exchange prevailing during the periods. Translation adjustments arising are reported as a component of shareholders’ equity.

ABOUT TRINTECH GROUP PLC

We are a leading global provider of integrated financial governance, transaction risk management, and compliance solutions. We enable companies to achieve excellence in financial governance and performance management through a comprehensive platform of account reconciliation, accounting compliance, and financial reporting applications across the financial lifecycle.

Over 580 leading global organizations are realizing the benefits of Trintech solutions every day to:

•	Gain greater control, visibility, and efficiency across financial processes;

•	Improve financial performance through stronger management of revenue and cost cycles;

•	Ensure the accuracy and integrity of financial data, thereby reducing the risk of material weaknesses and restatements; and

•	Drive immediate efficiencies and cost reductions in financial operations through automation and scalability.

The Company supplies six key products and services:

•

ReconNET—which has extensive reconciliation capability with specific emphasis on reconciliation and exception management of high volume transaction processing environments. ReconNET has a market leading position in the US retail market, where it is used extensively by treasury and financial control departments in reconciling banking records and cash deposits with point-of-sale transaction records. Trintech’s reconciliation solution is delivering results to many of the most recognized retail organizations in the world, including 14 of the top 25 (7 in the top 10) publicly traded retail organizations according to 2007 STORES Triversity Top 100 Retailers.

•

AssureNET—which provides an enterprise process management system for general ledger account reconciliation, review and certification. AssureNET is designed to increase workflow efficiencies and mitigate risk by strengthening internal controls to support Sarbanes-Oxley compliance programs. This capability has particular benefits for large corporations and for complex transaction processing businesses, such as financial institutions.

•

Unity – is a comprehensive suite of financial close, enterprise compliance and risk management applications that allows customers to manage performance and compliance by providing a Control Management Framework enabling CFO’s and other senior finance professionals to plan, scope, schedule, perform, manage and report on their governance, risk and compliance control efforts. This product set was recently acquired through the acquisition of Movaris, Inc.

•

xlNET – is a spreadsheet inventory, migration, analysis, reporting, and auditing solution that is intuitive and easy-to-use. The application complements our other reconciliation solutions to provide clients with a Sarbanes-Oxley compliant framework for managing critical spreadsheets associated with account reconciliation, financial reporting, budgeting, forecasting, revenue recognition, and other key financial processes.

•

On Demand Services—this involves the provision of Application Service Provider (“ASP”) services for ReconNET and AssureNET, as well as the provision of the DataFlow Transaction Network service, which is engaged in the retrieval, processing, aggregation and delivery of transaction data between a financial institution and its customers. The DataFlow Transaction Network currently processes transaction data from over 20,000 accounts in over 5,000 banks in the United States. Traditionally, the DataFlow services supported the provision of daily bank statement data to support the reconciliation and transaction management process. The network has now been expanded to enable the processing of other forms of transaction data to support our customers’ businesses.

•

ClearContracts—this Software-as-a-Service application (“SaaS”) enables healthcare providers to optimize contract profitability by reconciling payments received from their patients’ insurers to amounts they should have received from claims under the terms of their respective contracts. Using advanced workflow, a healthcare provider’s finance department is then able to resubmit underpaid or denied claims and increase revenue by ensuring reimbursement of the contracted amounts. In addition, ClearContracts provides executive visibility of contract performance and yield and allows healthcare providers to model expected revenues arising from negotiated contract changes.

The Company generated revenues of approximately US$32.9 million in fiscal 2008, US$25.8 million in fiscal 2007 and US$21.0 million in fiscal 2006. In fiscal 2008, approximately 63% of the Company’s revenue was recurring revenue from the provision of transaction services, monthly service SaaS and ASP fees, annual license fees and support fees. The remaining 37% of revenue is generated from initial license fees of our software products and the provision of professional services, such as implementation fees.

The Company has a customer base of more than 580 industry leaders, including 19 of the Fortune 50 and 101 of the Fortune 500 companies. Trintech’s customers include retail chains, commercial companies, financial institutions and healthcare providers in the United States, the UK and the Republic of Ireland, continental Europe and Australia. Top customers in recent years include Accenture, Regis Corporation, Sodexho Operations, Target Stores, Providence Health and Cleveland Clinic.

RISK FACTORS

An investment in our ADSs involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our ADSs. If any of these risks occurs, our business, financial condition or operating results could be materially adversely affected. In that case, the trading price of our ADSs could decline and you could lose all or part of your investment. See also, “Special Note On Forward-Looking Statements”.

Conditions and changes in the national and global economic and political environments may adversely affect our business and financial results.

Adverse economic conditions in markets in which we operate can harm our business. Recently, economic conditions and financial markets have become increasingly negative, and global financial markets have experienced a severe downturn stemming from a multitude of factors, including adverse credit conditions impacted by the sub-prime mortgage and general credit crisis, slower economic activity, concerns about deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns and other factors. The U.S economy and many other economies around the world are currently in recession. During challenging economic times and in tight credit markets, many customers may delay or reduce technology purchases. This could result in reductions in sales of our products, longer sales cycles, difficulties in collection of accounts receivable, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our distributors and resellers who could, in turn, delay paying their obligations to us. This would increase our credit risk exposure and cause delays in our recognition of revenue on future sales to these customers. Specific economic trends, such as declines in the demand for PCs, servers, and other computing devices, or softness in corporate information technology spending, could have a more direct impact on our business. Any of these events would likely harm our business, operating results, cash flows and financial condition.

We will depend on sales of our financial governance software and services to customers located in the United States for a large majority of our total revenues.

A large majority of our total revenue will be derived from the sale of our transaction risk management products and services. We have historically marketed these products primarily in the United States, which is currently in recession. For fiscal 2008, U.S. customers accounted for 90% of our revenues. For the nine months ended October 31, 2008, U.S. customers accounted for 88% of group revenue. Any material reduction in demand for our products and services in the United States could adversely affect our business, financial condition and results of operations.

New versions and releases of our products may contain errors or defects.

Our software products are complex and, accordingly, may contain undetected errors or be subject to intermittent failures when first introduced or as new versions are released. This may result in the loss of, or delay in, market acceptance of our products. We may in the future discover technical issues and scalability limitations in new releases or new products after the commencement of commercial shipments or be required to compensate customers for such limitations or errors, as a result of which our business, cash flow, financial condition and results of operations could be materially adversely affected.

We have incurred losses during much of our operating history and we may not be able to consistently maintain profitability.

We incurred net losses of US$898,000 in the nine months ended October 31, 2008, US$4.3 million in fiscal 2008, US$2.2 million in fiscal 2007, US$1.5 million in fiscal 2006 and US$3.2 million in fiscal 2004 (we were profitable in fiscal 2005). We may, in the future, incur losses on both a quarterly and annual basis. Moreover, we expect to continue to incur significant costs of services and substantial operating expenses. Therefore, we will need to increase our revenues to achieve and maintain quarterly profitability and a positive cash flow. We may not be able to generate sufficient revenues to consistently achieve or sustain profitability.

Our historical declining cash balance and low share price may affect our potential and current customers’ and partners’ perception of our viability, which in turn could affect our ability to close sales and partnership transactions, and may also affect our ability to consummate acquisitions of products, technologies or businesses. Notwithstanding the fact that we have a substantial cash balance, concerns about our perceived financial viability were a factor in multiple potential and actual customer transactions and partner relationships during fiscal 2005, fiscal 2006, fiscal 2007 fiscal 2008 and fiscal 2009 to-date. We attribute these concerns primarily to the following: we are not yet consistently profitable on a full fiscal year basis and thus must use our cash balance (offset by revenues) to fund our operations and acquisition related cash requirements; our share price has been, and continues to be, volatile; and some of our competitors are better funded, more established, and/or significantly larger than we are.

We will continue to use our cash balance (offset by revenues) to fund our operations to achieve and sustain profitability on a full fiscal year basis (which may not occur). We expect these concerns about our ability to generate sufficient revenues to sustain profitability to continue during fiscal 2009 and beyond.

Our businesses collect, use and retain personal customer information and enable customer transactions, which presents security risks, requires us to incur expenses and could harm our business.

A number of our businesses collect, use and retain large amounts of personal customer information, including credit card numbers, bank account numbers and passwords, personal and business financial data, social security numbers and other payroll information. These businesses also enable customers to perform various transactions. In addition, we collect and maintain personal information of our employees in the ordinary course of our business. Some of this personal customer and employee information is held by, and some transactions are executed by, third parties. We and our vendors use commercially available security technologies to protect transactions and personal information. We use security and business controls to limit access and use of personal information. However, a third party may be able to circumvent these security and business measures, and errors in the storage, use or transmission of personal information could result in a breach of customer or employee privacy or theft of assets. We employ contractors, temporary and seasonal employees who may have access to the personal information of customers and employees or who may execute transactions in the normal course of their duties. While we conduct necessary and appropriate background checks of these individuals and limit access to systems and data, it is possible that one or more of these individuals could circumvent these controls, resulting in a security breach. The ability to execute transactions and the possession and use of personal information in conducting our business subjects us to legislative and regulatory burdens that could require notification of a security breach, restrict our use of personal information and hinder our ability to acquire new customers or market to existing customers. We have incurred and will continue to incur significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

A major breach of our security measures or those of third parties that execute transactions or hold and manage personal information could have serious negative consequences for our businesses, including possible fines, penalties and damages, reduced customer demand for our services, harm to our reputation and brands, further regulation and oversight by federal or state agencies, and loss of our ability to provide financial transaction services or accept and process customer credit card orders or tax returns. From time to time, we detect, or receive notices from customers or public or private agencies that they have detected, vulnerabilities in our software or in third-party software components that are distributed with our products. The existence of vulnerabilities, even if they do not result in a security breach, can harm customer confidence and require substantial resources to address, and we may not be able to discover or remediate such security vulnerabilities before they are exploited. Although we have sophisticated network and application security, internal control measures, and physical security procedures to safeguard our systems, there can be no assurance that a security breach, loss or theft of personal information will not occur, which could harm our business, customer reputation and results of operations. If our business expands to new industry segments that are regulated for privacy and security, or to countries outside the United States that have more strict data protection laws, our compliance requirements and costs will increase.

Our software and transaction services business model will present risks and may have an adverse effect on our financial performance.

On September 1, 2006, we finalized the sale of our Payments hardware business to VeriFone Holdings, Inc. and, since that time the Company has had a software and transaction services business model. This involves growing organically our Funds Management Systems (“FMS”) business and positioning our Healthcare business for future growth. This growth is expected to be driven by capitalizing on an increased demand for financial governance, transaction risk management, compliance and revenue and cost cycle management solutions globally; offering new products and services from acquisitions completed by the Company to its existing customer base; and continuing to grow its market share of the healthcare market. However, such demand for financial governance and other products may not arise, opportunities to make additional acquisitions may not arise and we may not gain the market traction in the healthcare market that we expect. In addition, further investment will also be made in the international sales and marketing function of the FMS business, which is designed to drive revenue growth in new geographic markets. However, such revenue growth may not materialize. Furthermore, the growth of our Healthcare business is expected to be driven by the use of this business as a platform for further SaaS revenue growth. However, such integration may not be successful and this business may not serve as a platform for further significant SaaS revenue growth. If our software and transaction services business model is not successful, this may have an adverse effect on our financial performance.

We could be subject to potential product liability claims and third party liability claims related to products and services.

Our financial governance, transaction risk management and compliance products are used to deliver reconciliation workflow, revenue enhancement, transaction risk management and accounting compliance functionality. Any errors, defects or other performance problems could result in financial or other damages to our customers. A product liability claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business. Although our customer license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate the limitation of liability provisions. The law relating to the liability of providers of listings of products and services sold over the internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. Any claims or litigation could still require expenditures in terms of management time and other resources to defend ourselves. Liability of this sort could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue certain product or service offerings.

We may be unsuccessful in developing and selling new products or in penetrating new markets.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depend on our ability to develop, market and sell new products and services on a timely and cost effective basis. A fundamental shift in technologies in any of our markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence and decreased revenues. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of product design;

•	the quality, performance and reliability of the product; and

•	the effective marketing, sales and service.

If we fail to introduce new products that meet the demand of our customers or penetrate new markets that we target our resources on, our revenues will likely decrease over time and our financial condition could suffer.

We may fail to adequately integrate acquired products, technologies or businesses.

Over the past several years, we evaluated opportunities to acquire additional product offerings, complementary technologies and businesses and made a number of acquisitions, including the acquisition of certain assets and liabilities of Concuity, Inc. in December 2006 and the acquisition of Movaris, Inc. in February 2008. The acquisitions we have made have resulted in amortization of acquired intangible assets and diversion of our management’s attention. As a result of these acquisitions, our operating expenses have increased. Furthermore, an economic slowdown may impact the revenues from the acquired businesses and they may not be sufficient to support the costs associated with those businesses without adversely affecting our operating margins.

We may be unable to locate further attractive opportunities or acquire any that we locate on attractive terms. Future acquisitions could result in potentially dilutive issuance of equity securities, the expenditure of a significant portion of our available cash or the incurrence of debt and contingent liabilities, which could materially adversely affect our financial condition. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management’s attention from other business concerns, risks of entering markets in which we have no or limited prior experience and the potential loss of key employees of acquired businesses. Furthermore, the revenues from the acquired businesses may not be sufficient to support the costs associated with those businesses, thereby adversely affecting our operating margins in the future. We may be unable to integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future and our failure to do so could have a material adverse effect on our results of operations.

We depend on a few key personnel to manage and operate us.

Our success is largely dependent on the personal efforts and abilities of our senior management, including Cyril McGuire, our Chief Executive Officer, and R. Paul Byrne, our President. The loss of certain members of our senior management, including our Chief Executive Officer and President, could have a material adverse effect on our business and prospects.

If we are unable to retain and attract highly skilled personnel with experience in financial governance software and transaction services industries, we may be unable to grow our business.

We are dependent upon the ability to attract and hire, when necessary, as well as train and retain highly skilled technical, sales and marketing, engineering, support and other highly skilled personnel with knowledge in funds management, financial governance, compliance with Sarbanes-Oxley, reconciliation workflow, transaction risk management, compliance, internet and other expertise. Competition for experienced and qualified personnel is intense. As a result, we may experience increased compensation costs that may not be offset through either improved productivity or higher sales prices. There can be no assurances that we will be successful in retaining existing personnel or in attracting and recruiting experienced and qualified personnel. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We may not be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our quarterly and annual operating results are difficult to predict because they can fluctuate significantly. This limits our ability to evaluate our historical financial results and increases the likelihood that our results will fall below market analysts’ expectations, which could cause the price of our ADSs to drop rapidly and severely.

We have experienced significant quarterly and annual fluctuations in operating results and cash flows and we expect that these fluctuations will continue and could intensify in future periods.

Quarterly and annual fluctuations have been, and may in the future be, caused by factors which include:

•	the size and timing of orders;

•	currency fluctuations;

•	product mix;

•	the rate of acceptance of new software products, product enhancements and technologies;

•	purchasing and payment patterns of our customers;

•	our pricing policies and those of our competitors;

•	ability to control costs;

•	deferral of customer orders;

•	customer buying cycles and changes in these buying cycles;

•	general condition of market or markets served by our customers;

•	general economic factors, including economic slowdown or recession;

•	product or service quality problems, including product defects and related warranty claims, reserves and upgrade program expenses;

•	impact of declines in net revenue in a particular quarter as compared to the relatively fixed nature of our expenses in the short term;

•	impairment charges arising from recent acquisitions or future acquisitions;

•	economic conditions which may affect our customers and potential customers’ budgets for IT expenditure; and

•	timing and market acceptance of new products or product enhancements by either the Company or our competitors.

In addition, our revenue is difficult to predict for several reasons. These reasons include:

•	recognition of a substantial portion of our revenue in the last month of each quarter historically;

•	the market for our software products, and our competitive landscape, is rapidly changing;

•	the sales cycle for some of our products is typically 6 to 12 months and varies substantially from customer to customer; and

•	service contracts in our financial governance business generally can be cancelled with 30 days notice.

As a result of the factors listed above, among others, we believe that our quarterly revenue, expenses and operating results are likely to continue to vary significantly in the future. As a result, if revenue in any quarter falls below expectations, expenditure levels could be disproportionately high as a percentage of revenue, and our business and operating results for that quarter could be materially adversely affected. In addition, it is likely that in some future quarters our results of operations will be below the expectations of public market analysts and investors, which could have a severe adverse effect on the trading price of our ADSs.

Regulatory compliance, including the cost of complying with legislative actions and potential new accounting pronouncements, may result in increased costs that would affect our future financial position and results of operations. We have already incurred, and will continue to incur, significant increased costs associated with our compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002.

Regulatory compliance, including the cost of complying with legislative actions and changes in accounting rules may materially increase our operating expenses and adversely affect our operating results. For example, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We have hired and may need to hire additional personnel and utilize additional outside legal, accounting, tax and advisory services in order to maintain our compliance with this and other requirements, all of which has caused and will continue to cause our general and administrative costs to increase. Moreover, if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or significant deficiencies, such as the material weakness described below, the market price of our shares could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

Management has determined that the Company did not maintain effective controls over the completeness and accuracy of the U.S. income tax calculations in relation to intercompany adjustments made for the purposes of U.S. income tax calculations in the second quarter of fiscal 2009. An operational failure in internal control occurred in that there was no independent review of the U.S. income tax calculations. This has been identified as a deficiency in internal control over financial reporting which constitutes a “material weakness”. A material weakness is a weakness or a combination of weaknesses in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness in relation to intercompany adjustments made for the purposes of U.S. income tax calculations was identified during the preparation of our financial statements for the quarter ended July 31, 2008 and was corrected prior to the publication of those financial statements. As such, the current and deferred U.S. income taxation accounts are properly reflected in the unaudited interim consolidated financial statements for the quarter ended July 31, 2008 presented in our earnings release dated August 20, 2008 and in this report and the prior report on Form 6-K. This material weakness did not materially impact reported financial results for earlier periods and did not occur in the quarter ended October 31, 2008.

Although management has expanded the scope of services provided by the Company’s external tax advisors to include an independent review of all aspects of the calculation of taxation to ensure that all reasonable steps are taken to address this material weakness, there can be no assurance that these steps will remediate this material weakness or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified.

Our business is subject to currency fluctuations that can adversely affect our operating results.

Due to our multinational operations, our business is subject to fluctuations based upon changes in the exchange rates between the currencies in which we collect revenues or pay expenses and the dollar. In particular, the value of the U.S. dollar to the euro and the pound sterling impacts our operating results. Our expenses are not necessarily incurred in the currency in which revenue is generated and, as a result, we are required from time to time to convert currencies to meet our obligations. These currency conversions are subject to exchange rate fluctuations and changes to the value of the euro and the pound sterling, relative to other currencies, could adversely affect our business and results of operations. Although the U.S. dollar weakened significantly against both the euro and pound sterling in fiscal 2008, it has strengthened recently during fiscal 2009 against both currencies. Future strengthening of the euro and pound sterling against the U.S. dollar could negatively impact our margins.

Our corporate tax rate may increase, which could adversely impact our cash flow, financial condition and results of operations.

We currently have operations in the Republic of Ireland and may generate a meaningful portion of our future taxable income there. Currently, some of our Irish subsidiaries are taxed at rates substantially lower than U.S. tax rates. If our Irish subsidiaries were no longer to qualify for these lower tax rates or if the applicable tax laws were rescinded or changed, our operating results could be materially adversely affected. If the U.S. and U.K. or other foreign tax authorities were to change applicable tax laws or successfully challenge the manner in which our subsidiaries’ profits are currently recognized, or if our ability to offset historical losses against future profits, if they occur, was reduced, our taxes could increase, and our business, cash flow, financial condition and results of operations could be materially adversely affected.

To be successful, we will need to effectively respond to future changes in the rapidly developing markets in which we sell our software products and services.

The markets for financial governance software and services are rapidly evolving and changing. The markets are influenced by rapidly changing technologies, evolving industry standards, changes in customer requirements and preferences and frequent introductions of new products and services embodying new technologies. Our ability to enhance existing products and to design, develop, introduce, support and enhance new software products, on a cost effective and timely basis, that meet changing market needs and respond to technological developments is critical to our future success. In addition, these products will need to support industry standards and interoperate with a variety of third parties’ products, including those of our competitors. We may be unable to develop interoperable products and widespread adoption of a proprietary product could preclude us from effectively doing so. In addition, if we fail to effectively respond to future changes in the rapidly developing markets in which we operate, or if customers choose not to use our product, then our business, cash flow, financial condition and results of operations could be materially adversely affected.

Our shares have experienced in the past and may continue to undergo extreme market price and volume fluctuations.

Stock markets in general have experienced extreme price and volume fluctuations. Broad market fluctuations of this type may adversely affect the market price of our ADSs. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our shares has experienced, and may continue to undergo, extreme fluctuations due to a variety of factors, including, but not limited to:

•	limited trading volume;

•	general and industry-specific business, economic and market conditions;

•	actual or anticipated fluctuations in operating results, including as a result of any impairment of goodwill related to our past acquisitions;

•	changes in, or our failure to meet, analysts’ or investors’ estimates or expectations;

•	public announcements concerning us, including announcements of litigation, loss of major customers, reduction or delay in orders by major customers or errors or defects in our products;

•	introductions of new products or services, technological innovations or announcements of significant contracts by us or our competitors;

•	acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors; and

•	adverse developments in patent or other proprietary rights.

In addition, the limited daily trading volume of our ADSs on the Nasdaq Stock Market may adversely impact the ability of our investors to sell their securities, and any such sales may adversely impact the trading price of our ADSs.

Our success depends on our ability to manage and expand our software direct sales force.

We have sold our software products almost exclusively through our direct sales force. Our future revenue growth will depend in large part on our ability to recruit, train and manage additional software sales personnel worldwide and generate increased sales productivity from our existing sales force. We have experienced and continue to experience difficulty in recruiting qualified software sales personnel with relevant experience, particularly in the United States, and the market for these personnel is highly competitive. We may not be able to successfully expand our software direct sales force, any expansion of the sales force may not result in increased revenue and we may fail to increase productivity from our existing sales force. Our business and results of operations will be materially adversely affected if we fail to successfully expand our software direct sales force or if we fail to increase productivity from our existing software sales force.

Some may claim that we infringe their intellectual property rights, which could result in costly litigation or require us to reengineer or cease sales of our products.

There has been substantial litigation in the technology industry regarding rights to intellectual property, and the Company’s business is subject to the risk of claims against it for alleged infringement of the intellectual property rights of others. In addition, the existence of any such claim by a third party may not become known to us until well after we have committed significant resources to the development of a potentially infringing product. From time to time, we have received claims that we have infringed third parties’ intellectual property rights, and there is no assurance that third parties will not claim infringement by us in the future. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

We may be unable to protect our proprietary rights. Unauthorized use of our technology may result in development of products which compete with our products.

We rely upon a combination of patents, contractual rights, trade secrets, copyright laws and trademarks to establish and protect our proprietary rights. We also seek to avoid disclosure of our trade secrets through a number of other means, including entering into confidentiality agreements with our employees, consultants and third parties to seek to limit and protect the distribution of our proprietary information regarding this technology. However, we cannot assure you that any of our proprietary rights with respect to our products will be effective, particularly products acquired through acquisition. Unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have executed. We may not become aware of a breach. In addition, should a breach occur of which we are aware, we may not have adequate remedies to protect our rights.

Increased competition may result in decreased demand for our products and services, which may result in reduced revenues and gross margins and loss of market share.

The market for financial governance, transaction risk management and compliance solutions is competitive and we expect competition to continue to increase. Our competitors include Fiserv (Checkfree), Blackline Corporation, Paisley Consulting, Open Pages, MED Assets and

Accuro for our software products. Some competitors in our market have longer operating histories, significantly greater financial, technical, sales, marketing and other resources, greater brand recognition and a larger installed customer base than we do. In addition, the companies with whom we have strategic relationships could develop products or services, which compete with our products or services. Furthermore, several of the customers who currently use our products or the companies with whom we have entered into strategic relationships to use and market our products, may develop competing products. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. We also expect to face additional competition as other established and emerging companies enter the market for financial governance solutions. Growing competition may result in reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, financial condition and results of operations.

Our industry and our customers’ industry are subject to government regulations that could limit our ability to market our products.

Our current and prospective customers include non-U.S. and U.S. state and federally chartered banks and savings and loan associations. These customers, as well as customers in other industries that we plan to target in the future, operate in markets that are subject to extensive and complex regulation. While we are not directly subject to this regulation, our products and services must be designed to work within the extensive and evolving regulatory constraints under which our customers operate. If our products fail to comply with regulations applicable to our customers, or if we cannot respond in a timely and cost-effective manner to changes in the regulatory environments of each of our customers, our product sales could be materially adversely affected, which could have a material adverse effect on our business, prospects and results of operations.

We rely on strategic relationships and partnerships that may not continue in the future.

We have developed strategic relationships and partnerships with other companies. Historically, we have relied in part on these relationships to co-market our products and generate leads for our direct sales force. However, these relationships are not exclusive, and the third party generally is not obligated to market our products or provide leads. We may need to establish additional strategic relationships and partnerships to further successfully grow the business.

The rights of shareholders in Irish corporations may be more limited than the rights of shareholders in United States corporations.

The rights of holders of ordinary shares and, therefore, some of the rights of ADS holders, are governed by Irish law and the laws of the European Union. As a result, the rights of our shareholders differ from, and may be more limited than, the rights of shareholders in typical United States corporations. In particular, Irish law significantly limits the circumstances under which shareholders of Irish corporations may bring derivative actions.

Our two largest shareholders have the ability to significantly influence or control corporate actions, which limits the ability of the holders of our ADSs to influence or control corporate actions. This concentration of ownership also can reduce the market price of our ADSs.

Our two largest shareholders have the ability to significantly influence the election of directors and the outcome of all corporate actions requiring shareholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control of us, which in turn could reduce the market price of our ADSs.

The Irish takeover rules, our articles of association and Irish law may make an acquisition of us more difficult, which could affect the trading price of our ADSs.

The provisions of the Irish takeover rules, as well as provisions of our articles of association and Irish law, could delay, defer or prevent a change of control of us, which in turn could reduce the market price of our ADSs. In addition, the rights of our shareholders under the takeover rules or Irish law could differ from, and be more limited than, the rights of shareholders under the United States federal and state laws governing tender offers and takeovers.

CAPITALIZATION AND INDEBTEDNESS

The following table presents our short-term and long-term debt and capitalization as of October 31, 2008. As of October 31, 2008, the Company had guaranteed debt of US$3.2 million. This table should be read in conjunction with our consolidated financial statements included or incorporated by reference elsewhere in this prospectus.

Short-term obligations – unsecured	$3,022
Short-term obligations – secured	$113

Total short-term obligations	$3,135

Long-term obligations – unsecured	$5
Long-term obligations – secured	$72

Total long-term obligations	$77

Total obligations	$3,212

Series B preference shares, par value $0.0027; 10,000,000 shares authorized; none issued and outstanding	$—
Shareholders’ equity:
Ordinary shares, par value $0.0027; 100,000,000 ordinary shares authorized; 33,453,135 ordinary shares issued and 31,949,887 ordinary shares outstanding	$90
Additional paid-in capital	$252,902
Accumulated other comprehensive loss	$(3,865)
Treasury shares (488,748 shares)	$(812)
Accumulated deficit	$(209,033)

Total shareholders’ equity	$39,282

As at January 31, 2008, the Group had guaranteed the liabilities of its wholly owned subsidiaries Trintech Technologies Limited, Trintech UK Limited and Trintech Gmbh.

USE OF PROCEEDS

All proceeds from the sale of the ADSs will be for the account of the selling shareholders. We will not receive any of the proceeds from the sale of the ADSs sold under this prospectus.

THE OFFER

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, to register a total of 1,015,000 ordinary shares, represented by 507,750 ADSs previously issued by us to the entities set forth in the table under the caption “Selling Shareholders” below, in connection with the acquisition of Movaris, Inc. effective February 14, 2008. The registration statement permits the selling shareholders to use a “shelf” registration or “continuing offering” process. Under this process, the selling shareholders, or their respective transferees, pledges, donees or successors-in-interest, may from time to time on or after midnight, February 14, 2009, sell the ADSs in one or more offerings. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price of the ADSs or in negotiated transactions. Each ADS represents ownership interests in, or the right to receive, two ordinary shares, which have been deposited with The Bank of New York, as Depositary. A summary of other rights of the ordinary shares and ADSs are described in our registration statement on Form F-1/A (File Number 333-32762) previously filed with the SEC and incorporated herein by reference.

RECENT PRICE HISTORY

The table below presents for the ADSs traded on the NASDAQ National Market and, until May 11, 2005, the Frankfurt Stock Exchange Prime Standard (Regulated Market) (“FSE”), or where appropriate, the Neuer Markt Frankfurt Stock Exchange, the market segment of the FSE on which the Company was listed prior to January 1, 2003, respectively: (i) for the five most recent full financial years, the annual high and low market prices; (ii) for the two most recent full financial years and any subsequent period, the high and low market prices for each full financial quarter; and (iii) for the most recent six months, the high and low market prices for each month. Prices per ADS on the FSE are quoted from the composite of Neuer Markt Frankfurt and Neuer Markt Xetra. The table below sets forth, for the periods indicated (until May 11, 2005), the high and low closing prices for the Company’s ADSs on the FSE, as reported by the FSE’s XETRA trading system. Conversion of euro into U.S. dollars has been made at the daily conversion rate for each day during the respective period. This conversion is provided solely for your convenience.

	Price per ADS on NASDAQ National Market		Price per ADS on Neuer Markt/FSE
	High ($)	Low ($)	High (Euro)	Low (Euro)
Annual Highs and Lows
Financial Year ended January 31, 2004	5.87	1.56	4.25	1.36
Financial Year ended January 31, 2005	6.82	3.79	4.78	3.16
Financial Year ended January 31, 2006	6.19	2.95	4.60	3.65
Financial Year ended January 31, 2007	4.60	3.03	—	—
Financial Year ended January 31, 2008	4.75	2.03	—	—

Quarterly High and Lows
2007
First Quarter	3.99	3.03	—	—
Second Quarter	4.55	3.05	—	—
Third Quarter	3.61	3.10	—	—
Fourth Quarter	4.60	3.17	—	—
2008
First Quarter	4.27	3.53	—	—
Second Quarter	4.57	3.86	—	—
Third Quarter	4.75	3.70	—	—
Fourth Quarter	4.00	2.03	—	—
2009
First Quarter	2.75	2.27	—	—
Second Quarter	2.86	1.81	—	—
Third Quarter	2.70	1.15	—	—
Fourth Quarter (through December 16, 2008)	1.62	1.02	—	—

Monthly Highs and Lows (most recent 6 months)
June	2.80	2.40	—	—
July	2.41	1.81	—	—
August	2.33	1.86	—	—
September	2.70	1.90	—	—
October	2.08	1.15	—	—
November	2.50	1.00	—	—
December (through December 16, 2008)	1.62	1.13	—	—

On December 16, 2008, the closing price of our ADSs as reported on the NASDAQ National Market was $1.13 per ADS.

SELLING SHAREHOLDERS

We prepared the following table based on the information supplied to us by the selling shareholders named in the table as of December 16, 2008.

We do not know when or in what amounts the selling shareholders may offer shares for sale, although such shares may not be offered for sale earlier than midnight on February 14, 2009. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that the selling shareholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling shareholders will sell all of the shares covered by this prospectus. We have been advised by the selling shareholders that they have sole voting control over the shares shown as beneficially owned. The selling shareholders have not had a material relationship with us or with any of our subsidiaries within the past three years.

Name of Selling Shareholder	Number of ADSs beneficially owned prior to the	Percentage of ADSs Beneficially Owned Prior to the	Number of ADSs being	ADSs Beneficially Owned after the Offering
	offering (1)	Offering	offered	Number	Percentage(2)
Granite Ventures, L.P. One Bush Street, Suite 1350 San Francisco, California 94104	253,875	*	253,875	0	1.6%

Adobe Ventures IV, L.P. One Bush Street, Suite 1350 San Francisco, California 94104	253,875	*	253,875	0	1.6%

*	Less than 1%
(1)

Each ADS represents two ordinary shares, and each ordinary share is represented by one-half of an ADS. The number and percentage of ADSs beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares as to which such person has the right to acquire within 60 days of December 16, 2008.

(2)	Based upon 31,949,887 ordinary shares (representing 15,974,943 equivalent ADSs) outstanding as of the close of business on October 31, 2008.

PLAN OF DISTRIBUTION

For the purposes of the following description, the term “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or ADSs received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders may, from time to time, dispose of ordinary shares in one or more types of private transactions at negotiated prices or such other prices as the selling shareholders may determine. Alternatively, since the ordinary shares held by the selling shareholders have been deposited in our ADR facility, such selling shareholder may from time to time effect sales of ADSs representing ordinary shares on any stock exchange, market or trading facility on which the ADSs are traded, including the NASDAQ National Market and the over-the-counter market in Germany, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods to dispose of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if a selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under a supplement or amendment to this prospectus under applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”) amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus.

In connection with the sale of our shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell our shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of shares against certain liabilities, including liabilities arising under the Securities Act.

We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such holders meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling shareholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required by applicable law, the shares to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and their respective affiliates will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, the anti-manipulation rules of Regulation M.

We have agreed to indemnify the selling shareholders and their respective controlling persons against specific liabilities in connection with the offer and sale of the shares, including liabilities under the Securities Act. We have agreed to pay all of the expenses of registering the shares under the Securities Act, including registration and filing fees and expenses, printing expenses, and certain legal and accounting fees. The selling shareholders are responsible for all underwriting commissions or brokerage fees, and taxes of any kind applicable to any disposition, sale or transfer of the shares.

EXPENSES OF THE ISSUE

We will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and filing of this registration statement and the prospectus as summarized in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee		$50
Legal fees and expenses		$15,000
Accounting fees and expenses		$20,000
Miscellaneous expense	$

Total		$35,050

SHARE CAPITAL

As of January 31, 2008, our authorized share capital was comprised of 100,000,000 authorized ordinary shares, par value US$0.0027 per share, of which 32,413,719 (representing 16,206,859 equivalent ADSs) were issued, 31,821,201 (representing 15,910,600 equivalent ADSs) were outstanding and 10,000,000 authorized Series B preference shares, par value US$0.0027 per share, none of which were issued and outstanding. As of January 31, 2007, our authorized share capital was comprised of 100,000,000 authorized ordinary shares, par value US$0.0027 per share, of which 31,875,219 (representing 16,206,860 equivalent ADSs) were issued, 31,159,093 (representing 15,579,546 equivalent ADSs) were outstanding, and 10,000,000 authorized Series B preference shares, par value US$0.0027 per share, none of which were issued and outstanding. Together with our subsidiaries, as of January 31, 2008 we hold 296,259 ADSs (representing 592,518 ordinary shares) having a book value of US$1.011 million and face value of US$1,600 and no preference shares. All of the ordinary shares issued and outstanding are registered shares and not bearer shares, and are fully paid, duly authorized and validly issued.

There were 3,472,114 ordinary shares issuable upon the exercise of outstanding options as of January 31, 2007. As of January 31, 2008, there were outstanding options to purchase an aggregate of 4,509,214 ordinary shares (2,254,607 equivalent ADSs) at exercise prices ranging from US$0.50 to US$7.38 per ordinary share and expiration dates ranging from February 2008 to December 2014 under the Company’s share-based compensation plans. All of our outstanding options as of January 31, 2008 have been granted to our employees, directors and consultants under our equity incentive plans. During the fiscal years ended January 31, 2008, 2007, 2006 and 2005, 4,509,214, 5,407,312, 5,251,234 and 4,825,222 options to purchase ordinary shares, respectively, were granted or assumed.

On February 14, 2008, we issued warrants to purchase ADSs in connection with the acquisition of Movaris, Inc. The warrants, which have been exercised in full, entitled the warrant holders (the selling shareholders hereunder) to purchase an aggregate of 505,750 ADSs, representing an aggregate of 1,015,500 ordinary shares with a value of US$1.3 million at the time of the acquisition.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of certain provisions of the deposit agreement among us, The Bank of New York, as depositary, and holders from time to time of our American Depositary Receipts (the “Deposit Agreement”), under which the American Depositary Receipts (“ADRs”) evidencing the ADSs are to be issued.

American Depositary Shares

The Bank of New York, as depositary, has registered and will deliver ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with the principal Dublin, Ireland office of Allied Irish Banks, PLC, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s Corporate Trust Office is located at a different address than its principal executive office. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Irish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided in the section of this prospectus headed “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section of this prospectus headed “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you .

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Deposited Securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. We intend to ask the depositary to request voting instructions of holders of our ADSs in the future.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Irish law and the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we will try to give the Depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$.02 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$.02 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares

• Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the shares that are not distributed to you	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Twelve months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•

When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Notices and Reports

The depositary shall make available for inspection at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us which are both (a) received by the depositary as the holder of the ADSs, and (b) made generally available to the holders of such ADSs by the Company.

Promptly upon request by the Company, the depositary shall, at the expense of the Company, furnish to it a list, as of a recent date, of the names, addresses and holdings of ADSs by all persons in whose names ADSs are registered on the books of the depositary.

The depositary shall keep books for the registration of ADSs and transfers of ADSs which at all reasonable times shall be open for inspection by holders and the Company, provided that such inspection shall not be for the purpose of communicating with holders in the interest of a business or object other than the business of the Company or a matter related to the deposit agreement or the ADSs.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

DIVIDENDS

Shareholders are entitled to receive dividends as may be recommended by the board of directors and approved by the Company’s shareholders or any interim dividends the board of directors may decide to pay. No dividends have been paid on the ordinary shares in any of the five fiscal years immediately preceding the date of this prospectus. The Company currently intends to retain future earnings, if any, to fund the development and growth of the Company’s business.

Under Irish law, the Company may only pay dividends out of profits legally available for that purpose. Available profits are defined as the Company’s accumulated realized profits, to the extent not previously distributed or capitalized, less the Company’s accumulated realized losses, to the extent not previously written-off in a reduction or reorganization of capital. In addition, the Company may make a distribution only if, and to the extent that, at the time of the distribution, the amount of the Company’s net assets is not less than the aggregate of the Company’s paid up share capital and undistributable reserves.

If in the future dividends are, subject to Irish law, approved by the Company’s board or by the Company’s shareholders, the dividends will be paid to the persons who hold the Company’s securities on the date determined by the Company’s board. However, under the Company’s articles of association, the Company’s directors may resolve that the Company will not be required to pay dividends to a shareholder who has not claimed these dividends within 12 years of their declaration, if resolved by the board of directors. Unclaimed dividends will be used by the Company as decided by the Company’s board of directors.

LEGAL MATTERS

The validity of the ordinary shares, represented by ADSs, offered by this prospectus have been passed upon by A&L Goodbody, Solicitors, Dublin, Ireland, our Irish counsel.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 20-F) for the year ended January 31, 2008 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

No material changes in the Company’s affairs have occurred since the end of the 2008 fiscal year that have not been described in a report on Form 6-K.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our articles of association and certain provisions of Irish law contain provisions relating to the ability of our officers and auditors to be indemnified by us against any liability incurred in defending proceedings, whether civil or criminal, if judgment is given in favor of the officer or auditor or the officer or auditor is acquitted. Additionally, upon our election, we can provide an indemnity under Section 200 of the Irish Companies Act, 1963 where an officer or auditor is granted relief by a court under either Section 391 of the Irish Companies Act of 1963 or Section 42 of the Irish Companies (Amendment) Act, 1983. Our articles of association contain a provision for this indemnity.

Our subsidiary, Trintech, Inc., has agreed to indemnify each of its directors and officers and each of the officers and directors serving at the request of Trintech, Inc. as our directors and officers against liabilities and expenses incurred by them in connection with claims made by reason of their being a director or officer. We have obtained directors and officers insurance for some of our directors, officers, affiliates, partners or employees for liabilities relating to the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to charter provision, by-law, contract, arrangement, statute or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future annual reports filed on Form 20-F filed with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the time all of the securities offered hereby are sold:

•	our Report of Foreign Issuer on Form 6-K filed with the SEC on December 19, 2008;

•	our Annual Report on Form 20-F for our fiscal year ended January 31, 2008, filed on June 13, 2008;

•

the description of our ADSs, our ordinary shares and our memorandum and articles of association contained in Amendment No. 1 to our registration on Form F-1 filed on April 13, 2000, including any amendments or reports filed for the purpose of updating that description; and

•

the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on September 30, 1999, including any amendment or reports filed for the purpose of updating that description.

We may also incorporate by reference any Form 6-K subsequently submitted to the SEC after the date of this prospectus and prior to the time all of the securities offered hereby are sold, by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Investor Relations

Trintech Group PLC,

Block C, Central Park,

Leopardstown,

Dublin 18

Ireland

+353 1 2939840

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is a part, under the Securities Act with respect to the ADSs offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act, and, accordingly, file annual and special reports and other information with the SEC that apply to foreign private issuers. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. Copies of our reports and other information may also be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

In general, Section 200 of the Irish Companies Act, 1963 prohibits us from exempting any of our officers or auditors from, or indemnifying any of them against, any liability arising from any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to us. Section 200 does, however, provide that we may indemnify any of our officers or auditors against any liability incurred by him in defending proceedings, whether civil or criminal, if judgment is given in his favor or the officer or auditor is acquitted. Additionally, upon our election, we can provide an indemnity under Section 200 where an officer or auditor is granted relief by a court under either Section 391 of the Irish Companies Act of 1963 or Section 42 of the Irish Companies (Amendment) Act, 1983. Our articles of association contain a provision for this indemnity.

Our subsidiary, Trintech, Inc., has agreed to indemnify each of its directors and officers and each of the officers and directors serving at the request of Trintech, Inc. as our directors and officers against liabilities and expenses incurred by them in connection with claims made by reason of their being a director or officer. We have obtained directors and officers insurance for some of our directors, officers, affiliates, partners or employees for liabilities relating to the performance of their duties.

Item 9.	Exhibits

4.1	Memorandum and Articles of Association, as amended, dated July 24, 2008

4.2	Specimen of Ordinary Share Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File Number 333-10738) and incorporated herein by reference).

4.3	Form of Depositary Agreement among Trintech Group Limited, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) dated as of September 27, 1999, as amended on March 16, 2000 and as further amended on May 24, 2002 (filed as Exhibit 4.1 to Trintech’s Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. 333-11598) and incorporated herein by reference).

5.1	Opinion of A&L Goodbody, Solicitors.

23.1	Consent of Ernst & Young, Independent Auditors.

23.2	Consent of A&L Goodbody, Solicitors (included as part of Exhibit 5.1).

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and other information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Republic of Ireland on this 18th day of December, 2008.

TRINTECH GROUP PLC

By:	/s/ Joseph Seery
Joseph Seery, Vice President Finance, Group

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	*
	Cyril P. McGuire	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	18 December, 2008

By:	*
	R. Paul Byrne	President and Director	18 December, 2008

By:	*
	Robert M. Wadsworth	Director	18 December, 2008

*
	Joseph Seery	Vice President Finance, Group (Principal Financial and Principal Accounting Officer)	18 December, 2008

By:	*
	Kevin C. Shea	Director	18 December, 2008

By:	*
	Trevor D. Sullivan	Director	18 December, 2008

By:	*
	James Mountjoy	Director	18 December, 2008

*
	John M. Harte	U.S. Representative	18 December, 2008

*By:	/s/ Joseph Seery
	Joseph Seery Attorney-in-Fact	18 December, 2008

INDEX TO EXHIBITS

4.1	Memorandum and Articles of Association, as amended, dated July 24, 2008

4.2	Specimen of Ordinary Share Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File Number 333-10738) and incorporated herein by reference).

4.3	Form of Depositary Agreement among Trintech Group Limited, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) dated as of September 27, 1999, as amended on March 16, 2000 and as further amended on May 24, 2002 (filed as Exhibit 4.1 to Trintech’s Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. 333-11598) and incorporated herein by reference).

5.1	Opinion of A&L Goodbody, Solicitors.

23.1	Consent of Independent Auditors.

23.2	Consent of A&L Goodbody, Solicitors (included as part of Exhibit 5.1).